Exhibit 3.1

CERTIFICATE OF INCORPORATION

of

BLUE BUFFALO PET PRODUCTS, INC.

FIRST: The name of the corporation is Blue Buffalo Pet Products, Inc. (the “Corporation”).

SECOND: The registered office of the Corporation in the State of Delaware is 874 Walker Road, Suite C, Dover, DE 19904, County of Kent, and the name of its registered agent at such address is United Corporate Services, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Forty-Nine Million Three Hundred Thousand (49,300,000) shares, $0.01 par value per share, to be designated common stock.

FIFTH: The election of directors need not be by written ballot, except to the extent provided in the bylaws of the Corporation.

SIXTH: The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation, subject to the power of the holders of stock having voting power to adopt, amend or repeal the bylaws.

SEVENTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is expressly forbidden by the General Corporation Law of Delaware, as the same exists or may hereafter be amended. No amendment or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

EIGHTH: In the event that a director of the Corporation who is also a partner of, employee of, or equity holder in an entity that is a holder of an equity interest in the Corporation and such entity is in the business of investing and reinvesting in other companies or entities other than the Corporation, or in the event that a director of the Corporation who is also a partner of, employee of, or equity holder in an entity that manages or controls such an entity (in each case and in any similar such case, a “Fund”), acquires knowledge of a potential transaction or matter in such person’s capacity as a partner, principal or employee of the Fund or the manager or general partner of the Fund and that may be a corporate opportunity for both the Corporation and such Fund or entity in which the Fund has an interest (a “Corporate Opportunity”), then (i) such Corporate Opportunity shall belong to such Fund, (ii) by providing such Corporate Opportunity to the Fund or entity in which the Fund has an interest such director shall, to the extent permitted by law, have fully satisfied and fulfilled his fiduciary duty to the Corporation and its stockholders with respect to such Corporate Opportunity, and (iii) the Corporation, to the extent permitted by law, waives any claim that such Corporate Opportunity constituted a corporate opportunity that should have been presented to the Corporation; provided, however, that such director acts in good faith and such opportunity was not offered to such director in his or her capacity as a director of the Corporation.

NINTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all directors and officers whom it shall have power to indemnify under such Section from and against any and all of the expenses, liabilities or other matters referred to in or covered by such Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. No amendment or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

ELEVENTH: The Corporation elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation on the 10th day of July, 2012.

By:	/s/ Burke Blackman
Name:	Burke Blackman
Title:	Incorporator
Address:	Patterson Belknap Webb & Tyler LLP
1133 Avenue of the Americas
New York, NY 10036

3